[letterhead of Cooley Godward LLP]

February 14, 2002

NaPro BioTherapeutics, Inc.
6304 Spine Road, Unit A
Boulder, Colorado 80301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by NaPro BioTherapeutics, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offer and sale by certain selling stockholders of up to 1,500,000 shares of the Company's common stock, $.0075 par value, consisting of (i) up to 888,889 shares of common stock (the "Purchase Shares") issued to the selling stockholders pursuant to the Securities Purchase Agreement dated February 13, 2002 between the Company and the selling stockholders (the "Purchase Agreement"), (ii) up to 533,333 shares of common stock (the "Conversion Shares") issuable from time to time upon conversion of the Company's 4% Convertible Subordinated Debentures due February 12, 2007 (the "Debentures") issued to the selling stockholders pursuant to the Purchase Agreement, and (iii) up to 77,778 shares of common stock (the "Interest Shares") issuable in lieu of cash, from time to time and at the Company's option, as interest on the Debentures. All of the Purchase Shares, Conversion Shares and Interest Shares, as applicable, are to be sold by the selling stockholders as described in the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Purchase Shares, the Conversion Shares (when issued upon conversion of the Debentures as provided for therein), and the Interest Shares (when issued in lieu of cash interest on the Debentures as provided for therein), to be sold pursuant to the Registration Statement and the prospectus included therein, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Francis R. Wheeler
       Francis R. Wheeler, Partner